Exhibit 9.1
Execution Version
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is made as of February 11, 2008, by and among TechniScan, Inc., a Utah corporation (the “Company”) and the purchasers of shares of the Company’s Series E Preferred Stock as listed or to be listed on Exhibit A attached hereto (the “Investors” or the “Voting Parties”).
RECITALS
     A. The Company has previously issued shares of the Company’s Series D Preferred Stock (the “Series D Preferred”) and now proposes to issue shares of the Company’s Series E Preferred Stock (the “Series E Preferred”) to the Investors, pursuant to certain agreements for the purchase of the Series E Preferred by and among the Company and the Investors (the “Series E Agreements”).
     B. The Company has previously issued stock other than the Company’s Common Stock, the Series D Preferred and the Series E Preferred; however, no shares of any other series are currently outstanding as of the date hereof.
     C. As a condition to the Investors’ purchase of shares of Series E Preferred, the Company and the Investors will enter into this Agreement with respect to certain matters relating to the voting of shares of the Company’s Series E Preferred Stock.
     D. The Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provide that: (i) the holders of Series E Preferred, voting as a separate class, shall be entitled to elect two (2) directors of the Company (the “Series E Directors”), (ii) the Series D Preferred, voting as a separate class, shall have the right to elect one (1) director of the Company, and (iii) the holders of the Series E Preferred and the Series D Preferred (collectively, the “Preferred Stock”) and the Company’s Common Stock, voting together as a single class on an as- converted basis, shall be entitled to elect all additional directors.
     E. Pursuant to the terms of that certain Series E Stock Purchase Agreement by and between the Company and Esaote S.p.A., a company formed under the laws of Italy (“Esaote”), dated February 11, 2008, Esaote shall be entitled to select one (1) of the Series E Directors (the “Esaote Director”), provided that the remaining Series E Director may, or may not, also be a designee of Esaote. The Esaote Director shall retain a seat on the Company’s audit committee for a minimum of three (3) years.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Voting of Shares. During the term of this Agreement, the Voting Parties each agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (collectively, the “Shares”) in accordance with the provisions of this Agreement (to the extent eligible to vote).
     2. Election of Board of Directors.
          (a) Voting. Subject to the provisions of this Section 2, at each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors (the “Board of Directors” or “Board”) are to be elected, and at any other time at which stockholders of the Company will have the right to or will vote for or render consent in writing regarding the election of directors of the Company, then and in each event, each of the Voting Parties hereby covenants and agrees severally to vote all Shares (to the extent eligible) to elect two (2) directors nominated by the holders of Series E Preferred (one (1) of which shall be selected by Esaote, and one (1) of which may also be a designee of Esaote).
          (b) Current Directors. For the purposes of this Agreement, the current Series E Directors of the Company shall initially be deemed to be the following individuals: Gerald Richardson and a party to be named by Esaote on or before the next annual meeting of the Company’s stockholders.
     3. Termination. This Agreement shall terminate upon the earlier of (i) the closing of the Company’s first firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Common Stock at an offering price per share of not less than $1.80 (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) in which the aggregate gross proceeds to the Company are not less than $10,000,000, (ii) a Change of Control Transaction in which Esaote sells all of the Series E Preferred owned by Esaote; or (iii) with the agreement of the holders of at least a majority of the then outstanding shares of Series E Preferred, including Esaote. “Change of Control Transaction” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.
     6. Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.
     7. Restrictive Legend. Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading as follows:
THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT, WHICH INCLUDES RESTRICTIONS WITH RESPECT TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER.
     8. Miscellaneous.
          (a) Certain Definitions. Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such Voting Party has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.
          (b) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:
               (i) if to an Investor, at such Investor’s address or facsimile number as shown in the Series E Agreements, as such address may be updated in accordance with the provisions thereof, or as shown on the books of the Company.
               (ii) if to the Company, one copy should be sent to 1011 East Murray Holladay Road, Suite 130, Salt Lake City, Utah 84117, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to David Rudd, Ballard Spahr Andrews & Ingersoll, One Utah Center, Suite 600, 201 South Main Street, Salt Lake City, Utah 84111.
     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
          (c) Successors and Assigns. Without the prior written consent of the Company, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned,

transferred, delegated or sublicensed by any Voting Party to any third party unless such transferee is a subsidiary, parent, general partner, limited partner, former partner, member or former member of a such a Voting Party, is an affiliate (as defined under Rule 144 promulgated under the Securities Act) or any entity under common investment management with the transferring Voting Party. Any attempt by a Voting Party to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement, other than as permitted by the immediately preceding sentence, shall be void. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding anything herein to the contrary, the Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares and the rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed unless and until the person to whom such security, rights, duties and obligations are to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.
          (d) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York, U.S.A. as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.
          (e) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.
          (f) Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
          (g) Irrevocable Proxy. To secure each Investor’s obligations to vote the Shares in accordance with this Agreement, each Investor hereby appoints the Chief Executive Officer of the Company, or his designee, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Investor’s Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Investor if, and only if, such Investor fails to vote all of such Investor’s Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Investor’s written consent or signature. The proxy and power granted by each Investor pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Shares.

          (h) Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
          (i) Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (a) the Company, (b) Esaote and (c) the holders of at least a majority of the then outstanding shares of Series E Preferred (excluding any of such shares that have been sold to the public or pursuant to Rule 144). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement. Each Voting Party acknowledges that by the operation of this paragraph, the holders of at least a majority of the then outstanding shares of Series E Preferred (excluding any of such shares that have been sold to the public or pursuant to Rule 144), with the consent of Esaote, will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.
          (j) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.
          (k) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
          (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.
          (m) Third Party Beneficiary. Each Investor agrees that each of the Company and Esaote shall be a third party beneficiary under this Agreement and that, as such, each of the Company and Esaote shall be empowered to demand, through legal action or otherwise, the strict adherence by each Investor to the terms hereof and the enforcement of this Agreement. In addition, each of the Company and Esaote shall be entitled to recover damages from any Investor who breaches this Agreement.
          (n) No Liability for Recommended Director. None of the parties hereto and no officer, director, shareholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.
          (o) Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series E Preferred, any purchaser of such shares of Series E Preferred shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” and a party hereunder.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

TECHNISCAN, INC.,
a Utah corporation

[Signature Page to Techniscan, Inc. Voting Agreement – Series E Preferred]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“INVESTOR”

[Signature Page to Techniscan, Inc. Voting Agreement – Series E Preferred]